January 30, 2004 7:30 a.m. CT

Hewitt Associates Fiscal First Quarter 2004 Conference Call Remarks

Jennifer Rice, Investor Relations:

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties; actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question out of courtesy to others.

Now I’ll turn the call over to Dale.

Dale Gifford, Chairman and CEO:

Thank you, Jennifer, and good day, everyone. Thank you for joining us. I’m assuming that you’ve all had a chance to run through our first quarter results—which were solid.

Revenues increased 11% and core earnings increased 7%. On an organic, constant currency basis the revenue increase was 4%. Outsourcing revenues increased 15%, or 7% on an organic, constant currency basis, and Consulting revenues increased 3%, but on an organic, constant currency basis Consulting revenues decreased by 3%. Bottom-line results were slightly ahead of our own expectations due to strong Outsourcing margins.

Before I walk through Outsourcing results, let me first give you an update on this marketplace; beginning with pricing. Based on what we’ve seen for both new contracts and renewals, we would characterize the current pricing environment as relatively unchanged from the past few quarters across all of our benefits services. We would also continue to characterize the competitive landscape as largely unchanged. We have not seen any new competitors enter the arena recently in any significant way.

In terms of the selling environment, there is more activity in the marketplace now than a few months ago. Some of this heightened activity is due to the seasonality of the sales cycle, part of it is due to the fact that we’re out talking to more organizations. The next few months—as typical—are a critical time in the selling season as this is the period when many companies will need to make decisions for next year’s benefits programs, especially in health care.

Our wins over the past few months continued to be from a slightly smaller average size client in terms of participant counts—more in the area of 25,000-to-30,000 employees as opposed to 40,000 and above. But this is simply a result of the size of deals that were completed during this time, not because of any change in the fundamental penetration of the large participant market. There are still plenty of large opportunities out there. So we’ll continue to make selling a key priority and help create these opportunities.

In terms of workforce management, the number of conversations, and, even more importantly, the quality of these conversations, has continued to increase. A year ago we were still helping companies understand what the conceptual opportunities were. And increasingly, the current conversations are around how it could benefit them and which services they are in need of most. So, we continue to believe the overall market opportunity here is large and just emerging.

In terms of payroll, here too we are having a number of conversations and would characterize the activity as having picked up. But, sales for workforce management and payroll do take a bit longer—at least at this point.

For our Outsourcing business in total we continue to believe that we’re in the best competitive position in the industry given our holistic and integrated offer, our strong win rate, our scale, our extensive experience in serving the large-employer market, and, importantly, our significant HR domain expertise.

Now, in terms of the drivers of Outsourcing growth in the quarter, the 15% top-line growth was from: the NTRC and Cyborg acquisitions, which are proceeding according to plan; an increase in the number of services for new and existing benefits outsourcing clients; higher-than-planned out of scope revenues; and an increase in workforce management revenues due to the ramping of services for our first two clients throughout fiscal 2003.

Participant counts are detailed in the press release. In total, at the end of the first quarter, we were serving 17.4 million benefits participants, an increase of 23% over the first quarter last year. Since the fourth quarter we added more than 200,000 net new benefits participants. This is lower than the 600,000 we said we expected to bring on-line during the last conference call. The biggest driver of that variance is one very large client who requested we move back their “go-live” date for health and welfare and defined benefit outsourcing by a few days, which made it fall into early January instead of late December—which obviously happens to fall in our second quarter instead of our first quarter. This is something that happens from time to time—the “live” day is really driven by the client. And this obviously did not have a significant impact on our revenues for the quarter.

Turning to Outsourcing margins—as I said earlier, they were quite strong this quarter, especially once you adjust for acquisitions. Improvement in margin was the result of lower personnel expenses, which was due in part to our continued efforts to leverage technology. Let me give a quick example of this: Throughout the last few years we made continuous investments in technology and automation that has resulted in more customers using self-service options, increased resource utilization, and a reduction in the overall volume of transactions handled by our customer service associates. And over the last couple of years we have increased the number of participants served by a single customer service associate by more than 15%. Because of this increased efficiency, this fall we hired about 40% fewer permanent and contract customer service associates than would have been required in the past.

The improvement in margin was also driven by the higher than planned revenues from out-of-scope services, particularly related to annual benefit plan changes. Keep in mind that because out-of-scope projects are often tied to annual plan changes, our first fiscal quarter and fourth fiscal quarter are seasonally strong periods for out-of-scope revenues. This is why first quarter revenues are often higher than in the second quarter. And, since out -of-scope work is usually at a higher margin, the first and fourth quarters are also typically our highest margin quarters in Outsourcing.

So, the combination of all of these factors more than offset continued investments to grow our workforce management service offering.

Before I review our outlook for the Outsourcing business for the remainder of the year, let me comment that the integration of both Cyborg and Northern Trust’s retirement business are going very much according to plan. We have extended and renewed contracts with many clients and the remaining are in progress. With Cyborg, internal integration is well underway with many key aspects already complete. We are actively selling payroll as part of Hewitt’s total service offering. We’ve continued to win new licensing business and are in active conversations about processing opportunities—and had a couple of wins this quarter.

Turning now to our outlook for Outsourcing—we are feeling good about where things stand for the remainder of fiscal 2004. We currently have more than 900 thousand net participants in backlog that would come on line during the second, third and fourth quarters. About half of these participants are going live in the second quarter. Any new wins that go live during the year would be additive to this.

In terms of our pipeline, we currently have more than 80 RFPs outstanding covering more than 2.2 million benefits participants. Our win rate remains strong, but the majority of the services that are won over the next few months would go live in fiscal 2005. For workforce management, we believe we’re nearing due diligence phases with a couple of prospects and we continue to be in a due diligence phase with a potential fifth client. And, as I mentioned earlier, there is a higher quality of activity now than there was a year ago, but this still tends to be a slower sales process.

Our outlook for Outsourcing revenue growth for’04 is unchanged. For the full year we’re expecting growth to be 10-12%. We feel very good about the visibility of this revenue. In terms of margins, we still expect Outsourcing margins to be in the neighborhood of 19% for the full year as 2004 continues to be an important investment year. Margins will be the lowest in the second quarter and improving throughout the year. Margins in the base benefits business are holding steady to prior-year levels—before the inclusion of start-up costs for our India operation. The year-over-year change reflects the mix impact of our planned 2004 investments in workforce management and the integration of Cyborg and NTRC. Because the next few months are a very important selling period for fiscal 2005, at this point it’s too early to give guidance for next year.

Let me now turn to our Consulting business. Consulting revenues increased 3% on a reported basis. However, after adjusting for favorable foreign currency translations and the modest effects of acquisitions, Consulting revenues declined 3%. Increases in our health management consulting business—in the mid-single-digits, and in retirement and financial management consulting, in the low-single-digits, were offset by a high-single-digit decline in our Talent and Organization Consulting. The decline in Talent and Organization consulting was less than we had seen in past quarters and was in the face of an anticipated difficult year-over-year comparison for this business.

We have started to see a change in the environment for selling the full range of services within our Talent and Organization consulting business. We’ve continued to see strength in our executive compensation and analytic/market data business. While clients are still tending to hire us for single projects at a time, the size of those engagements is modestly increasing. If we start to see a real improvement in our clients’ business spending and the job market in North America—which some economists are expecting to begin the second calendar quarter—as well as continued pick up in M&A activity, we could see an up-tick in projects around strategies for attracting, developing, and retaining talent, as well as corporate restructuring and change.

All in, we feel okay about the strength of our Consulting business given the tough competitive environment. So at this point, we continue to expect Consulting revenues in fiscal 2004 to increase between 4-and-8%. Despite the decline in margins in the first quarter, we still expect Consulting margins to be about even with fiscal 2003 levels as revenues increase.

And, as you saw in the release, we still expect full fiscal year total Company revenues to grow in the range of 8-and-11%—unchanged from our earlier guidance. We expect operating margins, including unallocated shared service costs, to be about even with fiscal 2003 levels, as significant investments in our future growth continue. And, core earnings per share in the low $1.30s.

In the second quarter, we expect revenue growth of 12-14%. Assuming the currency environment doesn’t change we’re more likely be at the high end of that range. We expect core earnings per share between $28-30 million.

At this point, I am going to turn the call over to Dan so he can walk through a few more of the financial details.

Dan DeCanniere, Chief Financial Officer:

Thank you, Dale.

I’ll first give a bit more detail on our Income Statement, beginning with the compensation and related expense line item. Compensation and related expenses declined as a percentage of revenues in the quarter to 63% from 65% in the prior-year quarter. Most of this improvement shows up in Outsourcing margin due to the continued effort to leverage our technology. This more than offset the increase in headcount from acquisitions, and offset the new staff to support growth in our workforce management service offering.

Other operating expenses, which include technology, occupancy, and related direct client service costs, increased 11%, but remained constant at 20% of revenues in both years. However, adjusting for the effects of acquisitions, other operating expenses declined to 19% of revenues this year. The decrease as a percentage of net revenues was primarily the result of revenue growing at a faster rate than expenses and leveraging prior technology investments to support expanded and new business. These improvements more than offset the inclusion of charges for the relocation of an office of $3 million, and increased office rental expenses.

SG&A expenses increased $11 million, to $31 million and to 6% of revenue from 4% of revenue in the prior year quarter. Adjusting for the effects of the acquisitions, SG&A expenses increased to 5% percent of revenues compared to the 4% last year. The one percentage point increase is due to a number of factors, including reserves for two of our initial workforce management clients, as well as increased professional services costs.

In total, operating expenses, excluding the pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees, which was $4 million this year and $25 million in the prior year, remained relatively even as a percentage of revenues.

Operating income increased 9% to $60 million from $55 million and operating margin decreased modestly to 11.3% from 11.4%.

Cash flow from operations was $45.8 million in the quarter compared to $58.0 million in the year-ago quarter, a decrease of 27%. Free cash flow, defined as cash flow from operations net of cash used in investments was $14.7 million in the current year quarter, which compared to free cash flow in the prior year quarter of $30.1 million, a decrease of 51%. The decline was primarily due to a higher level of variable compensation paid out during the current year quarter for fiscal 2003, compared to the amount paid out in the prior year quarter for fiscal 2002. The increase in variable compensation paid out primarily related to fiscal 2003 compared to fiscal 2002 was due to a full year of variable compensation for former owners in fiscal 2003 versus only four months in fiscal 2002—June through September. Prior to June 2002, we operated as a partnership and owners who worked in the business were compensated through distributions of income.

Capital expenditures for the quarter, which is property and equipment and software, were $29 million.

Our expectations for cash flow from operations after investments for fiscal 2004 continue to be in the range of about 7% of revenues.

On a final note, as stated in our press release, our board has authorized holders of Class B and Class C shares to sell shares under Rule 144. This would permit modest occasional sales of up to 1 million shares per quarter, in the aggregate, for purposes of financial diversification, charitable contributions, and personal needs.

And with that, I’ll ask the operator to begin the Question and Answer period. Operator…

QUESTION AND ANSWER SESSION

Dale Gifford:

In conclusion, once again I want to reiterate that I feel confident about the long-term prospects for our business. We have a unique service offering and strong competitive position. And we continue to make decisions to position our Company for continued long-term success.

We hope to see many of you at some of the upcoming investor conferences. And I thank you for joining us today.

END